SECOND SHARE REDEMPTION AGREEMENT

THIS SECOND SHARE REDEMPTION AGREEMENT, dated May 20, 2014 (this “Agreement”), by and between ON-AIR IMPACT, INC., a Nevada corporation (the “Company”), and EDWARD WHITEHOUSE (the “Stockholder,” and together with the Company, the “Parties,” or individually a “Party”).

WITNESSETH:

WHEREAS, on May 12, 2014, the Parties entered into that certain Share Exchange Agreement pursuant to which the Stockholder exchanged 10,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) of the Company for an aggregate of Two Million (2,000,000) shares of Series A Convertible Preferred Stock, par value $0.0001 per share (the “Shares”), of the Company; and

WHEREAS, on May 12, 2014, the Parties entered into that certain Share Redemption Agreement pursuant to which the Company redeemed One Hundred Thirty One Thousand Three Hundred Seventy (131,370) Shares from the Stockholder for $0.20 per Share, or an aggregate of Twenty Six Thousand Two Hundred Seventy Four United States Dollars and No Cents (US$26,274.00), and reducing the Stockholder’s ownership to 1,868,620 Shares;

WHEREAS, the Parties wish to enter into this Agreement pursuant to which the Company shall redeem an additional One Hundred Thousand (100,000) Shares held by the Stockholder for $0.20 per Share, or an aggregate of Twenty Thousand United States Dollars and No Cents ($20,000.00), pursuant to the terms hereof, thereby reducing the Stockholder’s ownership to 1,768,630 Shares;

NOW, THEREFORE, for and in consideration of the foregoing premises, mutual agreements and covenants herein set forth, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Redemption. Effective as of the date hereof, the Stockholder hereby surrenders One Hundred Thousand (100,000) Shares to the Company for redemption, and agrees to deliver any and all certificates representing such Shares accompanied by stock powers duly executed in blank (the “Certificates”) to the Company.

2. Payment. The Company shall pay, as the purchase price for the redemption of the Shares, an amount equal to $0.20 per Share, or an aggregate of Twenty Thousand United States Dollars and No Cents ($20,000.00), which amount shall be paid in cash or its equivalent on the date hereof.

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3. Representation and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company that (a) the Stockholder has full legal right, power and capacity to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder and thereunder, (b) the Stockholder now owns the Shares free and clear of all liens, encumbrances, and claims of others, and that the Stockholder has the right to transfer and deliver the Shares to the Company for redemption in accordance with the terms of this Agreement, (c) the Stockholder has such knowledge of the business and financial affairs of the Company and possess a sufficient degree of sophistication, knowledge and experience in financial and business matters such that it is capable of evaluating the sale of the Shares and the economic risks of having same redeemed by the Company, (d) the Stockholder acknowledges that he has had full opportunity to ask questions and receive answers concerning the terms and conditions of this redemption; and (e) the Stockholder has no other interest in the Company other than the Shares.

4. Further Assurances. The Company and the Stockholder shall execute and deliver such additional instruments and documents as may reasonably be requested by the Company or the Stockholder in order to carry out the purposes and intent of this Agreement and to fulfill the respective obligations of the Company and the Stockholder under this Agreement.

5. Entire Agreement. This Agreement (along with the documents referred to in this Agreement) contains the entire understanding and agreement of the parties with respect to the transaction covered hereby and supersedes all other understandings and agreements between the parties, oral or written, relating to the subject matter of this Agreement. No modification, alteration or amendment of this Agreement and no waiver of any provision of this Agreement shall be valid or effective unless in writing executed by the Company and the Stockholder.

6. Binding Agreement. This Agreement shall be binding upon, inure to the benefit of, and apply to the respective heirs, personal representatives, successors, and the assigns of the parties hereto.

7. Construction. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Nevada, without regard to conflicts of laws principles. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the signatory parties.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Telecopied or email (via PDF) signatures shall be deemed to have the same effect as an original.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this day and year first above written.

ON-AIR IMPACT, INC.

By:	/s/ Joel Falitz
Name:	Joel Falitz
Title:	President and Chief Executive Officer

STOCKHOLDER:

/s/ Edward Whitehouse
Edward Whitehouse

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